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                                                                   EXHIBIT 10.74
                                   EXHIBIT B

                                PROMISSORY NOTE
                                    ______


$1,000,000.00                                                 ___________, 199__

THE UNDERSIGNED ("Maker") hereby promises to pay to the order of EDWARD WINTON ("Payee"), his successors and assigns forever, at such address as may be provided in writing from time to time, the principal sum of ONE MILLION DOLLARS ($1,000,000.00), together with interest thereon at the rate of ten percent (10%) per annum payable as follows: Commencing on the thirtieth (30th) day following the date hereof, and continuing on the same day of each month thereafter, Maker shall pay to Payee equal installments of principal and interest in the amount of Thirteen Thousand Two Hundred Fifteen and 07/100 Dollars ($13,215.07) per month for sixty (60) consecutive months, and upon the expiration of sixty-one (61) months following the date of the first monthly payment required hereunder, Maker shall pay to Payee the entire unpaid principal balance hereof, together with all unpaid interest thereon (which final payment is expected to equal Six Hundred Twenty-One Thousand Nine Hundred Seventy-Two and 59/100 Dollars ($621,972.59) plus interest). No interest shall accrue on this Note prior to the date on which this Note is executed.

This Note may be prepaid, in whole or in part, at any time without penalty to Maker, in which event the monthly payments thereafter shall be recalculated so as to take into consideration such prepayment.

This Note shall be secured by a security interest granted to Payee in certain personal property transferred by Payee to Maker and certain other personal property owned by Maker, pursuant to the terms of that certain Security Agreement of even date herewith. In the event of a sale of substantially all of the property securing this Note, Maker shall be required to make, on the date of closing of such sale, a lump sum payment to Payee equal to the lesser of (i) the remaining principal balance due on this Note, or (ii) Two Hundred Fifty Thousand Dollars ($250,000.00), which payment shall be treated as a partial prepayment hereon. In the event of any default by Maker under the terms of this Note or said Security Agreement, or in the event any payment required hereunder is not paid within fifteen (15) days after its due date, Payee shall, at its sole option, be entitled to foreclose upon the collateral securing this Note and to avail itself of any and all legal remedies available at law.

All persons now or hereafter liable for the payment of the principal or interest due on this Note, or any part thereof, do hereby expressly waive presentment for payment, notice of dishonor, protest and notice of protest, and agree that the time for the payment hereon may be extended without releasing or otherwise affecting their liability on this Note.

Notwithstanding anything to the contrary, this Note shall be governed by and construed in accordance with the laws of the State of Florida.

This Note was executed in _________________, __________.


                                                MAKER

ATTEST:                                         TROPIC OF TALLAHASSEE, INC.


By:_______________________                      By:_____________________________
   Secretary                                       President